Exhibit 2
                                                                  ---------

          FOR IMMEDIATE RELEASE
          ---------------------


                             FRONTIER CORPORATION ADOPTS

                                SHAREOWNER RIGHTS PLAN

                    Rochester, NY, April 10, 1995 -- Frontier Corporation

          (NYSE:FRO) announced today that its Board of Directors has adopted a Shareowner Rights Plan, designed to protect existing common shareowners from unsolicited and unfavorable takeover attempts.

                    According to Frontier, the newly adopted Plan is

          similar to plans adopted by many public companies and should provide a sound and reasonable means of safeguarding the

          interests of all shareowners, should an effort be made to acquire the Company at a price not reflective of its fair value.

                    In connection with the adoption of this Plan, the

          Frontier Board declared a dividend of one preferred share

          purchase right for each outstanding share of Frontier common stock.  Each right, which is not presently exercisable, entitles the holder to purchase one one-hundredth of a share of Frontier preferred stock at an exercise price of $80.  In the event that any person acquires 20% or more of the outstanding shares of common stock, each holder of a right (other than the acquiring person or group) will be entitled to receive, upon payment of the exercise price, that number of shares of Frontier common stock having a market value equal to two times the exercise price.  In addition, under certain circumstances, the Board of Directors has














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          the option of exchanging shares of common stock for unexercised rights at an exchange ratio of one share per Right.

                    The distribution of the rights will be made on April

          24, 1995, payable to shareowners of record at the close of business on that date.  The rights will expire on April 24, 2005.

          The rights distribution is not taxable to shareowners.

                    Details of the rights distribution are contained in a

          letter which is being mailed to all shareowners of record.

                    Frontier is a provider of integrated telecommunications

          solutions to more than 1.5 million customers through its long distance, local telephone and wireless communications operations.

          Incorporated in 1920 as Rochester Telephone Corporation and named

          Frontier on January 1, 1995, the company's landmark Open Market

          Plan makes it the first in the nation to open a local telephone market to competition.

                                        # # #

          For more information, contact:

           Investors
           Louis L. Massaro                Philip H. Yarmon
           Chief Financial Officer         Manager, Investor Relations
           (716) 777-7940                  (716) 777-6179

           Media
           John Purcell                    Catherine A. Duda
           Corporate Vice President        Vice President, Corporate
           (716) 777-7944                    Communications
                                           (716) 777-5897

           Linda Crociata
           Manager, Corporate
             Communications
           (716) 777-7693







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